Exhibit 16

Barzily & Co.
Certified Public Accountants

November 10, 2009

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street NE
Washington, DC 20549

Re:           CaseyCorp Enterprises, Inc.

Ladies and Gentlemen:

We have read the statements of CaseyCorp Enterprises, Inc. pertaining to our Firm included under Item 4.01 of Form 8-K dated October 1, 2009 and agree with such statements as they pertain to our Firm.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

Sincerely, Barzily & Co Certified Public Accountants A Member of MSI Worldwide